Exhibit 99.1

Contact: Leah Stearns

Senior Vice President, Treasurer and Investor Relations

Telephone: (617) 375-7500

AMERICAN TOWER CORPORATION ANNOUNCES COMPLETION OF

REDEMPTION OF ALL OUTSTANDING 4.625% SENIOR NOTES

Boston, Massachusetts – February 11, 2015: American Tower Corporation (NYSE: AMT) announced today that it has completed its previously announced redemption of all of its outstanding 4.625% senior unsecured notes due 2015. The Company redeemed the notes pursuant to their terms at 100.5898% of the principal amount, plus accrued and unpaid interest up to, but excluding, February 11, 2015. The total aggregate redemption price was approximately $613.6 million, including approximately $10.0 million in accrued interest. The Company financed the redemption with borrowings under its credit facilities. Upon completion of this redemption, none of the 4.625% notes remained outstanding.

About American Tower

American Tower is a leading independent owner, operator and developer of communications real estate with a global portfolio of approximately 70,000 communications sites. For more information about American Tower, please visit www.americantower.com.

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